www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER 2011 RESULTS
~ Second Quarter Earnings per Share Increase 18.3% to $1.23 vs. $1.04 ~
~ Second Quarter Sales Increase 10.6% and Same-Store Sales Increase 4.6% ~
~ Raises Full Year 2011 Net Sales and EPS Guidance ~

Brentwood, Tennessee, July 20, 2011 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its second fiscal quarter ended June 25, 2011.

Second Quarter Results
Net sales increased 10.6% to $1.18 billion from $1.07 billion in the prior year’s second quarter.  Same-store sales increased 4.6%, compared to a 6.1% increase in the prior-year period.  The same-store sales increase was driven by continued strong results in core consumable, usable and edible (CUE) products, principally animal and pet-related merchandise.

Gross margin increased 11.8% to $402.5 million, or 34.1% of sales, compared to $360.1 million, or 33.8% of sales, in the prior year’s second quarter.  The increase in gross margin reflects improved direct product margin, partially offset by increased transportation costs.  Direct product margin increased as a result of improved inventory management, strategic sourcing, private branding, and pricing.

Selling, general and administrative expenses, including depreciation and amortization, improved to 21.9% of sales for the second quarter compared to 22.2% of sales in the prior year’s second quarter.  The improvement as a percent of sales was primarily attributable to strong same-store sales and expense control with respect to advertising and store occupancy costs.

Net income for the quarter was $91.2 million, or $1.23 per diluted share, compared to net income of $77.3 million, or $1.04 per diluted share, in the second quarter of the prior year.  All references to shares outstanding and per-share amounts reflect a two-for-one stock split that was effective on September 2, 2010.

The Company opened 16 stores and relocated one store in the second quarter compared to opening 19 stores in the prior year’s second quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “Our ability to achieve record results, despite unfavorable weather patterns, further demonstrates that the structural changes we made to the business over the past few years have been successful. Through excellent seasonal preparedness and execution, we anticipated our customers' needs, maintained appropriate in-stock positions and our customers responded positively to our efforts. As a result, we experienced strong sales and earnings growth, positive ticket and traffic, margin expansion and SG&A leverage.”

First Six Months Results
Net sales increased 13.4% to $2.01 billion from $1.78 billion in the first six months of 2010.  Same-store sales increased 7.0% compared to a 4.7% increase in the first six months of 2010.  Gross margin increased 14.4% to $676.1 million, or 33.6% of sales, compared to $591.1 million, or 33.3% of sales, in the first six months of 2010.

Selling, general and administrative expenses, including depreciation and amortization, increased 11.6% to $503.1 million, or 25.0% of sales, compared to $450.9 million, or 25.4% of sales, for the first six months of 2010.

Net income was $109.5 million, or $1.47 per diluted share, compared to net income of $87.9 million, or $1.18 per diluted share, for the first six months of 2010.

The Company opened 42 new stores and relocated one store in 2011 compared to 38 new store openings and one store closure during the first six months of 2010.

Company Outlook
Based on strong performance in the second quarter, the Company raised its financial expectations for fiscal 2011.  Net sales are anticipated to range between $4.10 billion to $4.14 billion compared to the Company’s previously expected range of $4.04 billion to $4.11 billion.  Same-store sales for the year are now expected to increase 5% to 6% compared to the prior expectation of an increase of 3.5% to 5.0%.  The Company now anticipates net income will range between $2.75 to $2.82 per diluted share compared to its previous guidance of $2.62 to $2.70 per diluted share.

Mr. Wright concluded, “As we look to the remainder of the year, we are optimistic about the momentum we have generated in our business.  To continue growing, we remain focused on executing the merchandise, marketing and operational plans that will enable Tractor Supply Company to meet our customers’ needs, expand operating margins and improve our processes continuously.  Additionally, we will continue to invest in our stores and infrastructure while delivering value to our shareholders.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results.  The call will be broadcast simultaneously over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the link “Investor Relations.”  The webcast will be archived shortly after the conference call concludes through August 3, 2011.

About Tractor Supply Company
At June 25, 2011, Tractor Supply Company operated 1,043 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control.  This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods.  These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations.  These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, on-going and potential legal or regulatory proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities and the ability to maintain an effective system of internal control over financial reporting.  Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements.  Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

 (Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	SECOND QUARTER ENDED				SIX MONTHS ENDED
	June 25, 2011		June 26, 2010*		June 25, 2011		June 26, 2010*

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,178,363	100.0%	$1,065,656	100.0%	$2,014,939	100.0%	$1,776,573	100.0%
Cost of merchandise sold	775,866	65.9	705,527	66.2	1,338,836	66.4	1,185,513	66.7
Gross margin	402,497	34.1	360,129	33.8	676,103	33.6	591,060	33.3

Selling, general and administrative expenses	239,405	20.3	219,324	20.6	465,980	23.1	417,134	23.5
Depreciation and amortization	18,829	1.6	17,157	1.6	37,094	1.9	33,811	1.9

Income from operations	144,263	12.2	123,648	11.6	173,029	8.6	140,115	7.9
Interest expense, net	217	--	241	--	460	--	559	--

Income before income taxes	144,046	12.2	123,407	11.6	172,569	8.6	139,556	7.9
Income tax expense	52,886	4.5	46,089	4.3	63,074	3.2	51,656	2.9
Net income	$91,160	7.7%	$77,318	7.3%	$109,495	5.4%	$87,900	5.0%

Net income per share:
Basic	$1.27		$1.06		$1.51		$1.21
Diluted	$1.23		$1.04		$1.47		$1.18

Weighted average shares outstanding (000’s):
Basic	72,007		72,665		72,368		72,487
Diluted	74,180		74,678		74,566		74,339

*2010 amounts adjusted to reflect the change in inventory accounting method from LIFO to average cost.

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 25, 2011	June 26, 2010*
ASSETS
Current assets:
Cash and cash equivalents	$185,517	$181,079
Restricted cash	21,870	--
Short-term investments	--	15,913
Inventories	875,483	780,994
Prepaid expenses and other current assets	46,363	40,253
Total current assets	1,129,233	1,018,239

Property and equipment, net	431,614	372,542
Goodwill	10,258	10,258
Deferred income taxes	--	17,837
Other assets	11,758	5,391

TOTAL ASSETS	$1,582,863	$1,424,267

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$351,763	$289,538
Accrued employee compensation	19,317	15,584
Other accrued expenses	114,879	94,813
Current portion of capital lease obligations	33	344
Income taxes payable	42,431	51,190
Deferred income taxes	7,348	13,168
Total current liabilities	535,771	464,637

Capital lease obligations	1,300	1,238
Deferred income taxes	124	--
Deferred rent	72,301	66,385
Other long-term liabilities	32,672	27,569
Total liabilities	642,168	559,829

Stockholders’ equity:
Common stock	639	625
Additional paid-in capital	269,864	211,893
Treasury stock	(380,249)	(232,900)
Retained earnings	1,050,441	884,820
Total stockholders’ equity	940,695	864,438

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,582,863	$1,424,267

*2010 amounts adjusted to reflect the change in inventory accounting method from LIFO to average cost.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)
	FOR THE SIX MONTHS ENDED
	June 25, 2011	June 26, 2010*
Cash flows from operating activities:
Net income	$109,495	$87,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,094	33,811
Loss on sale of property and equipment	569	600
Stock compensation expense	6,989	6,226
Deferred income taxes	4,368	(5,083)
Change in assets and liabilities:
Inventories	(138,963)	(104,528)
Prepaid expenses and other current assets	(12,418)	(9,509)
Accounts payable	104,375	27,903
Accrued employee compensation	(15,259)	(7,141)
Other accrued expenses	(11,931)	(5,882)
Income taxes payable	34,162	43,925
Other	(1,120)	2,759

Net cash provided by operating activities	117,361	70,981

Cash flows from investing activities:
Capital expenditures	(74,084)	(36,927)
Proceeds from sale of property and equipment	138	290
Restricted cash deposits	(21,870)	--
Purchases of short-term investments	--	(15,913)
Proceeds from sale of short-term investments	15,913	--

Net cash used in investing activities	(79,903)	(52,550)

Cash flows from financing activities:
Borrowings under revolving credit agreement	--	253
Repayments under revolving credit agreement	--	(253)
Excess tax benefit of stock options exercised	8,897	2,597
Principal payments under capital lease obligations	(74)	(217)
Restricted stock units withheld to satisfy tax obligations	(981)	(657)
Repurchase of common stock	(122,873)	(13,696)
Net proceeds from issuance of common stock	19,509	11,937
Cash dividends paid to stockholders	(13,758)	(10,167)

Net cash used in financing activities	(109,280)	(10,203)

Net (decrease) increase in cash and equivalents	(71,822)	8,228

Cash and cash equivalents at beginning of period	257,339	172,851

Cash and cash equivalents at end of period	$185,517	$181,079

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$214	$95
Income taxes	14,596	8,260

Non-cash accruals for construction in progress	576	--

*2010 amounts adjusted to reflect the change in inventory accounting method from LIFO to average cost. Additionally, reclassified certain amounts within cash flows from operating activities to conform to the current period presentation.

Selected Financial and Operating Information

	SECOND		SIX
	QUARTER ENDED		MONTHS ENDED
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010
	(unaudited)		(unaudited)
Sales Information:
Same-store sales increase	4.6%	6.1%	7.0%	4.7%
Non-comp sales (% of total sales)	5.4%	5.8%	5.6%	5.9%

Average transaction value	$45.64	$44.88	$42.90	$42.13
Comp average transaction value increase (decrease)	1.5%	(0.7)%	1.6%	(2.2)%
Comp average transaction count increase	3.1%	6.9%	5.3%	7.1%

Store Count Information:
Beginning of period	1,027	948	1,001	930
New stores opened	16	19	42	38
Stores closed	--	--	--	(1)
End of period	1,043	967	1,043	967

Relocated stores	1	--	1	--

Pre-opening costs (000’s)	$1,470	$1,476	$3,932	$3,669

Balance Sheet Information:
Average inventory per store (000’s) (a)	$795.5	$781.9	$795.5	$781.9
Inventory turns (annualized)	3.48	3.45	3.18	3.05
Financed inventory (a)	40.6%	49.1%	40.6%	49.1%
Share repurchase program:
Cost (000’s)	$69,727	$9,893	$122,873	$13,696
Average purchase price per share (b)	$60.90	$33.13	$56.98	$30.79

(a) Assumes average inventory cost, excluding inventory in transit.
(b) Reflects a split adjusted purchase price.